Exhibit 4(b)
                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          (herein called "we" or "us")

                              Income Benefit Rider


This rider was issued because you selected the Income Benefit.

For purposes of this rider, "Rider Date" is the date this rider was made a part of your Certificate: [ xx/xx/xxxx]

The following is added to your Certificate.


Income Benefit


Qualifications

On the Payout Start Date, you may choose to receive income payments defined in the Income Benefit provision if all of the following conditions are met.

o You elect a Payout Start Date that is on or after the tenth anniversary of the Rider Date;

o The Payout Start Date occurs during the 30 day period following a Certificate anniversary;

o    The oldest Annuitant is age 90 or younger;

o The Income Base is applied to Fixed Amount Income Payments determined using Guaranteed Income Payment Tables as defined in your Certificate; and

o The selected Income Plan provides payments guaranteed for either single or joint life with a period certain of at least:

o 10 years, if the youngest Annuitant's age is 80 or less on the Payout Start Date, or

o 5 years, if the youngest Annuitant's age is greater than 80 on the Payout Start Date.

Income Base

Income Base is used solely for the purpose of calculating the guaranteed Income Benefit and does not provide a Certificate Value or guarantee performance of any investment option.

         Income Base

         On the Rider Date, the Income Base is equal to the Certificate Value. After the Rider Date, the Income Base is recalculated when a purchase payment or withdrawal is made or on a Certificate anniversary as follows:

         o For purchase payments, the Income Base is equal to the most recently calculated Income Base plus the purchase payment.

         o For withdrawals, the Income Base is equal to the most recently calculated Income Base reduced by a withdrawal adjustment defined below.



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         o    On each Certificate anniversary, the Income Base is equal to the greater of the Certificate Value or the most recently calculated Income Base.

In the absence of any withdrawals or purchase payments, the Income Base will be the greatest of the Contract Value and the Rider Date and all the Certificate anniversary Certificate Values between the Rider Date and the Payout Start Date.

The Income Base will be recalculated for purchase payments, withdrawals and on Certificate anniversaries until the first Certificate anniversary on or after the 85th birthday of the oldest Owner or, if the owner is not a living individual, the Annuitant. Following the first Certificate anniversary on or after the 85th birthday of the oldest Owner or, if the Owner is not a living person, the Annuitant, the Income Base will be recalculated only for purchase payments and withdrawals.


Withdrawal Adjustment


The withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:

         (a) = the withdrawal amount.
         (b) = the Certificate Value immediately prior to the withdrawal.
         (c) = the most recently calculated Income Base.


Guaranteed Income Benefit


The Guaranteed Income Benefit amount is determined by applying the Income Base less any applicable taxes to the Guaranteed Income Payment Tables for the Income Plan elected by the Owner. The Income Plan selected must satisfy the conditions defined in Qualifications above. The rates are the guaranteed rates defined in the Income Payment Tables section of the Certificate for either a single or joint life with a period certain.

On the Payout Start Date, the income payment will be the greater of the Guaranteed Income Benefit or the income payment provided in the Fixed Amount Income Payments provision of your Certificate, both based on the Income Plan chosen.

     The Income Benefit Rider cannot be terminated unless the Certificate to which this rider is attached is terminated.


Rider Fee

On or before the Maturity Date, the Rider Fee is deducted on each Certificate anniversary. The fee will be deducted on a pro-rata basis from each of the subaccounts of the Variable Account in the proportion that your value in each bears to your total value in all subaccounts of the Variable Account. Rider Fees will decrease the number of Accumulation Units in each subaccount. The Rider Fee Percentage will not exceed .50% and is applied as described below.

The Rider Fee is calculated as follows:
o For the initial Certificate anniversary after the Rider Date, the Rider Fee is equal to the number of full remaining months from the Rider Date to the Certificate anniversary, divided by twelve, multiplied by the Rider Fee Percentage, with the result multiplied by the Income Base in effect on the Certificate anniversary.
o For subsequent Certificate anniversaries, the Rider Fee is equal to the Rider Fee Percentage multiplied by the Income Base in effect on the Certificate anniversary.

In addition, in the case of a full withdrawal of the Certificate Value on any date other than a Certificate anniversary, we

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will deduct a pro-rata Rider Fee from the amount paid upon withdrawal. The Rider
Fee will apply to the portion of the Certificate year from the Certificate anniversary to the date of withdrawal. The Rider Fee will be equal to the number of full months from the Certificate anniversary to the date of withdrawal, divided by twelve, multiplied by the Rider Fee Percentage, with the result multiplied by the Income Base immediately prior to withdrawal. The Rider Fee will not be deducted during the Payout Phase.

The charges for this rider are in addition to those defined in your Certificate.


Except as amended in this rider the Certificate remains unchanged.




/s/ Michael J. Velotta                            /s/ Thomas J. Wilson
     Secretary                              Chairman and Chief Executive Officer










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